Exhibit 23.2
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Transgenomic, Inc. on Form S-8 file no’s 333-41714, 333-69334, 333-139999, and 333-196712, and Form S-3 file no’s 333-200313, 333-201907, 333-205793, 333-209111 and 333-209112 of our report, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, dated April 12, 2017, with respect to our audit of the consolidated financial statements of Transgenomic, Inc. as of December 31, 2016 and for the year ended December 31, 2016, which report is included in this Annual Report on Form 10-K of Transgenomic, Inc. for the year ended December 31, 2016.

/s/ Marcum LLP

Marcum LLP
Hartford, Connecticut
April 12, 2017